UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 12, 2017

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17870 Castleton Street, Suite 250 City of Industry, CA		91748
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	626-964-5788

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2017, Marina Biotech, Inc. (the “Company”) entered into an Offer Letter with Peter D. Weinstein, Ph.D., J.D. (the “Offer Letter”) pursuant to which Dr. Weinstein shall serve as Chief Legal Officer of the Company, commencing October 12, 2017. It is anticipated the Dr. Weinstein will devote approximately 50% of his business time to the performance of his duties for the Company.

The Company shall pay to Dr. Weinstein a base salary of $150,000 per year, and Dr. Weinstein shall be entitled to receive a discretionary bonus as determined by the Board of Directors of the Company (the “Board”) in an amount up to 40% of his base salary (with the payment of such bonus to be based on the achievement of such milestones as shall be determined by the Board following good faith consultation with Dr. Weinstein), with such payment obligations not becoming effective unless and until the closing of a single capital raising transaction involving the issuance by the Company of its equity (or equity-linked) securities yielding aggregate gross proceeds to the Company of not less than $5 million on or prior to December 31, 2017.

Dr. Weinstein was also granted options to purchase up to 60,000 shares of the common stock of the Company at an exercise price of $2.40 per share under the Company’s 2014 Long-Term Incentive Plan, with all of such options vesting and becoming exercisable on the one-year anniversary of the date of the Offer Letter.

Dr. Weinstein has served as Chief Executive Officer of Entralta, P.C., since 2012, a full service legal and business firm that specializes in working with small companies. Prior to Entralta, Dr. Weinstein served as Senior Counsel at Baxter Healthcare Corporation, where he handled legal, intellectual property, transactional and business development matters for Baxter’s major hemophilia products and development programs. Dr. Weinstein has also served an attorney at Fish & Richardson, Brobeck, Phleger & Harrison and Goodwin Procter, and prior to that he was an Examiner with the United States Patent & Trademark Office. Dr. Weinstein received his law degree from Boston College Law School, his Ph.D. in Biology/Immunology from the University of Pennsylvania, and a degree in Biology from the University of Connecticut. Dr. Weinstein is a member of the California Bar and is registered to practice before the United States Patent & Trademark Office as a Patent Attorney.

In connection with the execution of the Offer Letter and his appointment as an executive officer of the Company, Dr. Weinstein agreed not to: (i) hire, solicit, induce, recruit or encourage any of the Company’s employees or independent contractors to leave their employment or end their relationship with the Company, or take away such employees or independent contractors, or attempt to solicit, induce, recruit, encourage or take away employees and independent contractors of the Company; (ii) solicit, induce, or attempt to solicit or induce any customer, vendor or client of the Company to terminate his, her or its relationship with the Company or to encourage said customer, vendor or client to use the services of Dr. Weinstein or those provided by an entity with which Dr. Weinstein is employed or affiliated to the detriment of the Company; or (iii) own, manage, operate, control, participate in, perform services for, invest in, own an interest in, or otherwise establish or carry on any business or division or line of any business in the United States which engages in a business substantially similar to or competitive with the business of the Company at such time, in each case, during such time as Dr. Weinstein is employed by the Company and for a period of twelve (12) months immediately thereafter.

There is no arrangement or understanding between Dr. Weinstein and any other person pursuant to which he was selected as an officer of the Company.

There are no family relationships between Dr. Weinstein and any director or executive officer of the Company, and he does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	Employment Offer Letter dated October 12, 2017 between Marina Biotech, Inc. and Peter D. Weinstein, Ph.D., J.D.

*	Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

October 18, 2017	By:	/s/Vuong Trieu
	Name:	Vuong Trieu
	Title:	Executive Chairman

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Employment Offer Letter dated October 12, 2017 between Marina Biotech, Inc. and Peter D. Weinstein, Ph.D., J.D.

*	Indicates management contract or compensatory plan or arrangement.